EXHIBIT 10.1

SHUTTERSTOCK, INC.
Empire State Building
350 Fifth Avenue, 21st Floor
New York, NY 10118

Steven Berns
[***********]
[***********]

Re:     AMENDMENT TO EMPLOYMENT AGREEMENT

Dear Steven:

This Amendment (the “Amendment”) to the Employment Agreement dated August 5, 2015 between you and Shutterstock, Inc. (the “Employment Agreement”) is entered into effective as of March 1, 2017 by and between you (referred to hereinafter as the “Executive” or “you”) and Shutterstock, Inc., a Delaware corporation (the “Company”).

Capitalized terms utilized but not otherwise defined herein shall have the meanings set forth in the Employment Agreement.

In consideration of the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you and the Company hereby agree that the Employment Agreement shall be amended as hereafter provided:

1.	Section 1(b) is amended and restated to read as follows:

Position and Responsibilities. During the Employment Period, the Company agrees to employ Executive in the position of Chief Operating Officer, Chief Financial Officer and Treasurer. Executive will report solely to the Company’s Chief Executive Officer (“CEO”) (your “Supervisor”), and Executive will be working out of the Company’s office in New York City, New York. Executive will perform the duties and have the responsibilities and authority customarily performed and held by an employee in Executive’s position together with such other duties and responsibilities consistent with your position, as reasonably assigned to you from time to time by the CEO or Board of Directors of the Company (“Board”). Executive shall be the senior-most financial executive and under no circumstance will the Company, absent a legitimate business need and for a short-term engagement, hire any finance employee that does not report to Executive. All finance employees will, absent a legitimate business need, be hired only with the express approval of Executive or a member of Executive’s staff as delegated by Executive.

2.	Section 2(a) is amended and restated to read as follows:

Base Salary. The Company shall pay Executive, as compensation for Executive’s services, a base salary at a gross annual rate of $600,000, less all required tax withholdings and other applicable deductions, in accordance with the Company’s standard payroll procedures. The annual compensation specified in this subsection (a), together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as the “Base Salary.” Executive’s Base Salary will be subject to review based upon the Company’s normal performance review practices and may stay the same or be adjusted up, as determined in the sole discretion of the Board, the Committee or the Delegate, as applicable. Effective as of the date of any change to Executive’s Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.

Except as amended hereby, the Employment Agreement shall remain in full force and effect, and the valid and binding obligation of the parties thereto.

IN WITNESS WHEREOF, the parties hereto, have caused this Amendment to Executive Employment Agreement to be duly executed and delivered as of the date written above.

SHUTTERSTOCK, INC.

By: /s/ Heidi Garfield

Name:    Heidi Garfield

Title: Interim General Counsel

EXECUTIVE

/s/ Steven Berns
Steven Berns